Exhibit 99.1

FOR RELEASE:		December 15, 2010

Contact:	Douglas J. Glenn
Executive Vice President, General Counsel and
Chief Operating Officer
(757) 217-3634

SHORE BANK NAMES W. THOMAS MEARS PRESIDENT AND CEO

Brings 20 Years of Banking Experience in Region

Norfolk, Virginia, December 15, 2010:  Hampton Roads Bankshares, Inc. (NASDAQ:  HMPR) (the “Company”), the holding company for Bank of Hampton Roads and Shore Bank, today announced that Shore Bank has named W. Thomas Mears President and Chief Executive Officer.  Mears brings over 20 years of banking experience in markets on the Eastern Shore of Maryland and surrounding areas.  He joins Shore Bank from Wilmington Trust, where he was Market Manager – Lower Delaware and Eastern Shore of Maryland.  Mears succeeds Steven M. Belote, who will assist with the transition and then assume another position with the Company to be determined following the completion of the transition.

Prior to Wilmington Trust, Mears served in positions of increasing responsibility with Peninsula Bank, an affiliate of Mercantile Bankshares Corp., from 1989 to 2006, then served as Regional President/Market Executive for PNC after its acquisition of Mercantile Bankshares Corp.

    John A. B. “Andy” Davies, Jr., the Company’s President and Chief Executive Officer, said, “We are very pleased to welcome Tom to our team.  He is a seasoned banking leader with two decades of experience in the region and outstanding credit skills.”

Richard F. Hall, III, Chairman of the Board of Directors of Shore Bank, said, “In addition to being a very strong banking executive, Tom has deep roots in the region and understands the needs of families and businesses in our communities.”

“Shore Bank is indeed fortunate that Tom is coming on board,” said Furlong Baldwin, former Chairman of Mercantile Bankshares Corp. “He is an Accomac native who has spent his entire career on the Lower Maryland Shore and the Eastern Shore of Virginia.  Businesses in this area will respond well to a strong commercial lender like Tom, making decisions locally.”

    Buddy Jenkins, Chairman of the Board of Bayshore Development Corporation, said “I have known Tom since he started his banking career and I consider him to be one of the most qualified young bankers in his field.  I am confident that he will do a superb job in his new undertaking.”

Mears is active in a number of community organizations on the Eastern Shore of Maryland.  He is member of the Board of Directors and past President of the United Way of the Lower Eastern Shore.  He is a member of the Atlantic General Hospital Foundation Board of Directors and the Greater Salisbury Committee.  He is The Den Leader for Cub Scout Pack 267 and Board / Committee member for Boy Scout Troop 225.  He is a past Director of the Ocean City Chamber of Commerce.

Mears graduated from Broadwater Academy in Exmore, Virginia in 1984 and went on to earned a BS in Economics from the Virginia Polytechnic Institute and State University.  He also graduated from the University of Maryland Banking School and the University of Oklahoma Commercial Banking School.  Mears currently resides in Berlin, Maryland with his wife, Laura and two sons, Davis and Will.

Caution about Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements.”  These forward-looking statements relate to the response of area businesses to the hiring of Mr. Mears.  There can be no assurance that the response will be as expected or that or that actual results, performance or achievements of Shore Bank or the Company will not differ materially from those expressed or implied by the forward-looking statements.  Factors that could cause actual events or results to differ significantly from those described in or implied by the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended, and the Company’s Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2010, as amended, June 30, 2010, and September 30, 2010, and other filings with the Securities and Exchange Commission.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses.  Currently, Bank of Hampton Roads operates twenty-seven banking offices in the Hampton Roads region of southeastern Virginia and twenty-three offices in Virginia and North Carolina doing business as Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Maryland and Virginia through eight banking offices and fifteen ATMs. Through various affiliates, the Banks also offer mortgage banking services, insurance, title insurance, and investment products.  Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol HMPR.  Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

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